EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Registration Statement No. 33-34655 on Form S-8 dated April 24, 1990, as amended by Post Effective Amendment No.1 dated April 16, 1991, and in Registration Statement No. 33-47336 on Form S-8 dated April 21, 1992 (which also serves as Post Effective Amendment No.2 to Registration Statement No. 33-34655), as amended by Post Effective Amendment No. 2 dated July 18, 1994 pertaining to the Providian Corporation Thrift Savings Plan of Providian Corporation and in the related Prospectus, of our report dated May 27, 1996, with respect to the financial statements and schedules of the Providian Corporation Thrift Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1995.



/S/ ERNST & YOUNG LLP

Louisville, Kentucky
May 27, 1996